EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495

UBIQUITEL REPORTS FOURTH QUARTER AND 2005 RESULTS

CONSHOHOCKEN, Pa. — February 27, 2006  — UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint Nextel (NYSE: S), today reported financial and operating results for the fourth quarter and full year ended December 31, 2005.

Highlights for the 4th quarter and full year 2005:

•                  Net income for the year ended December 31, 2005 was $47.7 million, or $0.49 per diluted share, compared to a net loss of $(15.3) million, or $(0.16) per diluted share, for 2004.  In the fourth quarter and year ended December 31, 2005, the company incurred $2.6 million and $4.3 million, respectively, of expense associated with litigation against Sprint Nextel.  The company also recognized a deferred income tax benefit of $32.1 million in the fourth quarter 2005 due to the elimination of the deferred tax asset valuation allowance. Excluding the litigation expense and income tax benefit, net income for the year ended December 31, 2005 was $19.9 million, or $0.20 per diluted share.

•                  Adjusted EBITDA for the fourth quarter and year ended December 31, 2005 was $26.8 million and $110.5 million, respectively, representing increases of 30% and 52% over the same periods of 2004.  Excluding the above litigation expense, Adjusted EBITDA for the fourth quarter and year ended December 31, 2005 was $29.5 million, reflecting a 43% year over year increase, and $114.9 million, reflecting a 58% year over year increase, respectively.

•                  Free cash flow for the fourth quarter and year ended December 31, 2005 was $24.2 million and $26.5 million, respectively, compared to $11.7 million and $28.4 million in the same periods of 2004.

•                  Service revenues grew 9% and 15% in the fourth quarter 2005 and year ended December 31, 2005, respectively.

•                  The company added approximately 13,600 net subscribers during the fourth quarter 2005 bringing total subscribers, excluding reseller subscribers, to approximately 447,900. The company added approximately 17,900 reseller subscribers during the fourth quarter 2005, bringing total reseller subscribers to 145,000.

 “UbiquiTel reached another milestone in 2005 by generating our first full year of positive net income.  Through operating leverage and continued improvement to our cost structure, Adjusted EBITDA margin, excluding Sprint Nextel litigation expenses, expanded to 28% in 2005 from 21% in 2004, exceeding the target we set at this time last year,” said Donald A. Harris, chairman and CEO of UbiquiTel Inc.

Total revenues were $107.8 million for the fourth quarter 2005, comprised of $73.2 million of subscriber revenues, $31.1 million of roaming and wholesale revenues and $3.5 million of equipment revenues. Cost per gross addition for the fourth quarter 2005 improved to $445 from $505 in the same period a year ago.  Operating income was $12.2 million for the quarter, representing a 129% increase from the fourth quarter 2004.  Net income for the fourth quarter 2005 was $34.6 million, or $0.35 per diluted share, compared to a net loss of $(1.4) million, or $(0.01) per diluted share, in the fourth quarter 2004. Excluding the litigation expense and income tax benefit described above, net income in the fourth quarter 2005 was $5.1 million, or $0.05 per diluted share.

For the full year 2005, total revenues were $422.7 million, comprised of $281.6 million of subscriber revenues, $125.6 million of roaming and wholesale revenues and $15.5 million of equipment revenues. Subscriber revenues grew 13% and roaming and wholesale revenues grew 22% in 2005.  Operating income for 2005 was $56.3 million, representing a 189% increase from 2004.

SUMMARY OF QUARTERLY OPERATING AND FINANCIAL METRICS:

	Q4 2005	Q3 2005	Q4 2004

Net additions	13,600	10,700	15,100
Churn	2.7%	2.6%	2.9%
Ending subscribers	447,900	434,300	398,500
Penetration-Covered POPs	5.4%	5.2%	5.0%
Covered POPs	8.3 million	8.3 million	7.9 million
Reseller subscribers	145,000	127,100	98,600
ARPU	$55	$56	$57
CPGA	$445	$493	$505
CCPU	$42(1)	$42(2)	$43(3)
Adjusted EBITDA	$26.8 million(1)	$29.9 million(2)	$20.6 million(3)
Capital expenditures	$5.5 million	$7.7 million	$8.5 million
Free cash flow	$24.2 million	$5.8 million	$11.7 million
Minutes of use per subscriber	987	1,003	930
System minutes	1,530 million	1,544 million	1,315 million
Reseller minutes	94 million	93 million	78 million
Roaming minutes-Inbound	328 million	361 million	318 million
Roaming minutes-Outbound	196 million	201 million	170 million
Roaming inbound to outbound ratio	1.7 to 1	1.8 to 1	1.9 to 1

(1)          Includes approximately $2 per user, or $2.6 million, of expense associated with litigation against Sprint Nextel.

(2)          Includes approximately $2 per user, or $1.7 million, of expense associated with litigation against Sprint Nextel.

(3)          Includes approximately $1 per user, or $1.2 million, of non-recurring net adjustments.

SUMMARY OF ANNUAL OPERATING AND FINANCIAL METRICS:

	2005	2004

Net additions	53,300	70,800
Churn	2.5%	2.9%
Ending subscribers	447,900(1)	398,500
Penetration-Covered POPs	5.4%	5.0%
Covered POPs	8.3 million	7.9 million
Reseller subscribers	145,000(1)	98,600
ARPU	$56	$57
CPGA	$487	$471
CCPU	$41(2)	$43(3)
Adjusted EBITDA	$110.5 million(2)	$72.8 million(3)
Capital expenditures	$43.3 million	$27.0 million
Free cash flow	$26.5 million	$28.4 million
Minutes of use per subscriber	985	899
System minutes	5,942 million	4,648 million
Reseller minutes	371 million	184 million
Roaming minutes-Inbound	1,337 million	1,164 million
Roaming minutes-Outbound	761 million	649 million
Roaming inbound to outbound ratio	1.8 to 1	1.8 to 1

(1)          Reflects adjustment in the second quarter 2005 to reclassify approximately 3,900 subscribers to resellers.

(2)          Includes approximately $1 per user, or $4.3 million, of expense associated with litigation against Sprint Nextel.

(3)          Includes approximately $1 per user, or $2.0 million, of non-recurring net adjustments.

BUSINESS OUTLOOK

The table below provides a range of selected financial guidance for 2006. A variety of factors referenced elsewhere in this press release under “Special Note Regarding Forward Looking Statements” could cause actual results to differ materially from this guidance.

	2006 Guidance
	Low	High
Service revenues growth rate	8%	10%
Adjusted EBITDA growth rate*	20%	27%
Capital expenditures	$40.0 million	$50.0 million

* Excludes Sprint Nextel litigation expense in both 2005 and 2006.

Sprint Nextel Litigation Update

In July 2005, UbiquiTel filed in the Delaware Court of Chancery an action against Nextel Communications, Inc., Sprint Corporation and various Sprint-related entities, alleging that, among other things, following the consummation of the Sprint-Nextel merger in 2005, Sprint would breach its exclusivity and confidentiality obligations to UbiquiTel under the company’s written agreements with Sprint and that Nextel improperly interfered with the company’s exclusivity rights under those agreements. The nine-day trial of UbiquiTel’s claims, which the Court consolidated with a similar case brought by iPCS subsidiaries Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, occurred in January 2006. The Vice Chancellor presiding over the actions has requested post-trial briefs and has tentatively scheduled final arguments for April 4, 2006. The Vice Chancellor will issue a ruling at some time following the final arguments.

Conference Call to be held February 28th at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call on Tuesday, February 28, at 10:30 a.m., Eastern Time, to discuss its results for the three months and year ended December 31, 2005 and discuss selected guidance for 2006.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The call may be accessed by dialing 866-203-3436 (domestic) or 617-213-8849 (international), passcode:  28817659.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, February 28, at 888-286-8010 or 617-801-6888, passcode: 91180733.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.8 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana, Kentucky and Tennessee.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect industry measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The reconciliation of the non-GAAP financial measures with comparable measures under GAAP are included in an attachment to this release.  Because the company does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, the company does not provide reconciliations to GAAP of its forward-looking financial measures.  The non-financial metrics and non-GAAP financial measures used in this release include the following:

Churn is the monthly rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the month, net of 30 day returns, by the beginning customer base for the period.

ARPU is average revenue per user and summarizes the average monthly service revenue per customer, excluding roaming and wholesale revenues. ARPU is computed by dividing subscriber revenues by the average subscribers for the period.  The company believes ARPU is a useful measure to assist in evaluating the company’s past and forecasting its future subscriber revenues. In addition, it provides a gauge to compare the company’s subscriber revenues to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the statement of operations components of selling and marketing and the cost of products sold, and reducing that amount by the equipment revenue recorded. The net result of these components is then divided by the gross customers acquired during the period.  The company believes CPGA is a useful measure used to compare the company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of cost of products sold net of the equipment revenues earned is critical to the company’s understanding of the costs to the company of acquiring a new customer.

CCPU is cash cost per user and summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.  The company’s calculation of CCPU excludes depreciation, amortization and accretion expenses. The company believes CCPU is a useful measure used to compare the company’s cash cost of operations per customer to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

Adjusted EBITDA represents net income (loss) before income tax expense (benefit), gain on debt retirement, interest expense, interest income, depreciation, amortization and accretion and non-cash compensation expense. The company believes Adjusted EBITDA is an important operating measure for comparability to other wireless companies and it is not intended to represent the results of the company’s operations in accordance with GAAP. Adjusted EBITDA should not be considered as a substitute for net income, income from operations, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Additionally, the company’s Adjusted EBITDA computation may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by service revenues.

Free cash flow summarizes the cash flow from operating activities and capital expenditures and is computed by adding net cash provided by operating activities, capital expenditures and proceeds from disposal of equipment. The company believes free cash flow is an important measure of liquidity to meet the company’s debt service requirements.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the impact of the Sprint-Nextel merger on UbiquiTel’s affiliation with Sprint as well as Sprint’s competitiveness in the wireless industry; the outcome of UbiquiTel’s, and any other PCS affiliate of Sprint’s, litigation with Sprint concerning the Sprint-Nextel merger; changes in Sprint’s affiliation strategy as a result of the Sprint-Nextel merger or any other merger involving Sprint Nextel; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming and wholesale revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

UbiquiTel Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2005	December 31, 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,127	$91,781
Accounts receivable, net of allowance for doubtful accounts of $3,435 and $3,358 at December 31, 2005 and December 31, 2004, respectively	30,082	22,609
Inventory, net	4,777	4,025
Prepaid expenses and other assets	17,411	17,680
Deferred income taxes	20,290	—
Total current assets	193,687	136,095
PROPERTY AND EQUIPMENT, NET	244,163	243,679
CONSTRUCTION IN PROGRESS	2,169	1,867
DEFERRED FINANCING COSTS, NET	9,184	10,868
GOODWILL	38,138	38,138
INTANGIBLES, NET	60,261	64,565
DEFERRED INCOME TAXES	13,038	—
OTHER LONG-TERM ASSETS	2,223	2,595
Total assets	$562,863	$497,807
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$240	$223
Accounts payable	11,062	3,124
Accrued expenses	18,230	18,824
Accrued compensation and benefits	4,770	4,591
Interest payable	13,825	13,825
Taxes payable	2,677	2,672
Deferred revenue	12,455	12,274
Other	3,165	1,501
Total current liabilities	66,424	57,034

LONG-TERM LIABILITIES, EXCLUDING CURRENT MATURITIES	423,475	423,893
OTHER LONG-TERM LIABILITIES	11,357	11,462
Total long-term liabilities	434,832	435,355
Total liabilities	501,256	492,389
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2005 and December 31, 2004	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 94,209 and 93,016 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	47	46
Additional paid-in-capital	312,305	303,830
Accumulated deficit	(250,745)	(298,458)
Total stockholders’ equity	61,607	5,418
Total liabilities and stockholders’ equity	$562,863	$497,807

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

REVENUES:
Subscriber revenues	$73,190	$66,154	$281,622	$250,034
Roaming and wholesale revenues	31,092	29,445	125,649	102,920
Service revenues	104,282	95,599	407,271	352,954
Equipment revenues	3,558	2,705	15,456	13,089
Total revenues	107,840	98,304	422,727	366,043
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	48,603	45,750	185,384	170,265
Cost of products sold	8,107	9,841	36,166	38,314
Selling and marketing	17,197	17,524	67,450	67,485
General and administrative	7,093	4,594	23,197	17,185
Non-cash compensation expense	1,514	3,371	2,906	3,371
Depreciation, amortization and accretion	13,137	11,909	51,312	49,913
Total costs and expenses	95,651	92,989	366,415	346,533
OPERATING INCOME	12,189	5,315	56,312	19,510
INTEREST INCOME	1,118	396	3,110	877
INTEREST EXPENSE	(10,825)	(10,817)	(43,469)	(40,070)
GAIN ON DEBT RETIREMENTS	—	3,837	40	4,947
INCOME (LOSS) BEFORE INCOME TAXES	2,482	(1,269)	15,993	(14,736)
INCOME TAX BENEFIT (EXPENSE)	32,161	(84)	31,720	(561)
NET INCOME (LOSS)	$34,643	$(1,353)	$47,713	$(15,297)

NET INCOME (LOSS) PER COMMON SHARE:
BASIC	$0.37	$(0.01)	$0.51	$(0.16)
DILUTED	$0.35	$(0.01)	$0.49	$(0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	94,109	92,935	93,576	92,761
DILUTED	98,058	92,935	97,582	92,761

UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$47,713	$(15,297)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred financing costs	1,776	1,497
Amortization of debt (premium) discount	(124)	823
Amortization of intangible assets	4,304	4,304
Depreciation and accretion	47,008	45,609
Interest accrued on discount notes	—	9,749
Non-cash compensation from stock options granted to employees	2,906	3,371
Deferred income taxes	(32,055)	316
Gain on disposal of equipment	(421)	(308)
Gain on debt retirements	(40)	(4,947)
Changes in operating assets and liabilities exclusive of capital expenditures, net	(1,252)	10,274
Net cash provided by operating activities	69,815	55,391

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43,333)	(26,984)
Proceeds from disposal of equipment	5	—
Change in restricted cash	—	1,137
Net cash used in investing activities	(43,328)	(25,847)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of 9.875% senior notes	—	420,552
Repayments under senior secured credit facility	—	(230,000)
Repayment of 14% Series B senior discount notes	—	(12,478)
Purchases of 14% senior discount notes and 14% senior subordinated discount notes	(14)	(155,194)
Financing costs	(92)	(12,396)
Change in book cash overdraft	—	(5,671)
Proceeds from issuance of common stock	436	262
Proceeds from exercise of stock options and warrants	2,801	420
Repayment of other long-term debt	(223)	(305)
Repurchase of common stock	(49)	(178)
Net cash provided by financing activities	2,859	5,012

NET INCREASE IN CASH AND CASH EQUIVALENTS	29,346	34,556
CASH AND CASH EQUIVALENTS, beginning of period	91,781	57,225
CASH AND CASH EQUIVALENTS, end of period	$121,127	$91,781

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$41,809	$17,605
Cash paid for income taxes	361	320

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITY:
Network equipment acquired but not yet paid	$4,488	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
Tax benefits from stock-based employee compensation plan	$2,382	$—

UbiquiTel Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA and Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
ADJUSTED EBITDA:

Net income (loss)	$34,643,000	$(1,353,000)	$47,713,000	$(15,297,000)
Income tax expense (benefit)	(32,161,000)	84,000	(31,720,000)	561,000
Gain on debt retirement	—	(3,837,000)	(40,000)	(4,947,000)
Interest expense	10,825,000	10,817,000	43,469,000	40,070,000
Interest income	(1,118,000)	(396,000)	(3,110,000)	(877,000)
Depreciation, amortization and accretion	13,137,000	11,909,000	51,312,000	49,913,000
Non-cash compensation expense	1,514,000	3,371,000	2,906,000	3,371,000
Adjusted EBITDA	26,840,000	20,595,000	110,530,000	72,794,000
Sprint Nextel litigation expense	2,642,000	—	4,368,000	—
Adjusted EBITDA excluding Sprint Nextel litigation expense	$29,482,000	$20,595,000	$114,898,000	$72,794,000
AVERAGE REVENUE PER USER (ARPU):
Subscriber revenues	$73,190,000	$66,154,000	$281,622,000	$250,034,000

Average subscribers	440,322	389,390	422,455	365,120

ARPU	$55	$57	$56	$57

CASH COST PER USER (CCPU):
Cost of service and operations	$48,603,000	$45,750,000	$185,384,000	$170,265,000
Add: General and administrative	7,093,000	4,594,000	23,197,000	17,185,000
Total cash costs	55,696,000	50,344,000	208,581,000	187,450,000
Sprint Nextel litigation expense	(2,642,000)	—	(4,368,000)	—
Total cash costs excluding Sprint Nextel litigation expense	$53,054,000	$50,344,000	$204,213,000	$187,450,000

Average subscribers	440,322	389,390	422,455	365,120

CCPU	$42	$43	$41	$43
Sprint Nextel litigation expense	(2)	—	(1)	—
CCPU excluding Sprint Nextel litigation expense	$40	$43	$40	$43

COST PER GROSS ADDITION (CPGA):
Selling and marketing	$17,197,000	$17,524,000	$67,450,000	$67,485,000
Add: Cost of products sold	8,107,000	9,841,000	36,166,000	38,314,000
Less: Equipment revenue	(3,558,000)	(2,705,000)	(15,456,000)	(13,089,000)
Total cost of gross additions	$21,746,000	$24,660,000	$88,160,000	$92,710,000

Gross additions	48,900	48,800	181,200	196,600

CPGA	$445	$505	$487	$471

FREE CASH FLOW:
Net cash provided by operating activities	$29,758,000	$20,116,000	$69,815,000	$55,391,000
Capital expenditures	(5,524,000)	(8,462,000)	(43,333,000)	(26,984,000)
Proceeds from disposal of equipment	—	—	5,000	—
Free cash flow	$24,234,000	$11,654,000	$26,487,000	$28,407,000